EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Fourth Quarter 2019 Conference Call
February 26, 2020
10 a.m. CT

Introductory Comments - Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the fourth quarter and full year 2019 and to update you on recent developments. On the call today will be: Douglas Kessler, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 25, 2020 and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter of 2019 with the fourth quarter of 2018.

I will now turn the call over to Douglas Kessler. Please go ahead, sir.

Introduction - Douglas Kessler

Good morning, and welcome to our call. I will begin by giving a brief overview of our fourth quarter 2019 results, followed by several highlights of our value-added initiatives. After that, Deric will review our financial results and Jeremy will provide an operational update.

Our fourth quarter performance benefitted from our geographically diverse portfolio, consisting of high-quality, well-positioned hotels across the U.S. We believe that having a large percentage of our EBITDA managed by Remington provides some distinct advantages with respect to operating performance. Our Actual RevPAR for all hotels for the quarter increased 3.1%, while Comparable RevPAR for all hotels increased 0.7%. Comparable Total RevPAR increased 1.3% for all hotels, highlighting our focus on growing ancillary revenues. Additionally, we reported AFFO per share of $0.22, an increase of 22% over the prior-year quarter, and Adjusted EBITDAre of $89.1 million. We accomplished these results despite tepid industry RevPAR growth and increasing operating cost pressure. However, we are far from satisfied, and we continue to take steps to outperform operationally.

Turning to our investment approach, we focus on how to best deliver accretive returns. Our cost of capital matters to us. While we see an increased number of hotels available for sale, we will remain prudent. For example, despite the attractive features of our Enhanced Return Funding Program, we currently do not plan to add to our portfolio unless we can transact accretively while enhancing our balance sheet. We strongly believe the ERFP improves our projected investment returns, yet we are prepared to be patient before accessing more ERFP capital for new deals given our current stock price.

Disciplined capital recycling through asset sales is another important component of our strategy. When we evaluate selling a hotel, we take into consideration many factors, such as the implications for EBITDA, leverage, capex, RevPAR, etc. Towards this end, during the quarter, we sold the 102-room SpringHill Suites Jacksonville in Jacksonville, Florida for $11.2 million. The sales price, inclusive of the buyer’s estimated capex of $2.5 million, represented a trailing twelve-month cap rate of 5.9% on net operating income and a 14.3x Hotel EBITDA multiple as of October 31, 2019. The hotel was unencumbered, and the net proceeds of approximately $10.8 million from the sale will be used for general corporate purposes. This sale resembled similar transactions we completed in 2019 whereby we sold lower RevPAR hotels than our remaining portfolio - but at higher EBITDA multiples than where we currently trade. We strongly believe this is indicative of a greater intrinsic value of our assets when compared to current market metrics.

Regarding asset management, I will provide some highlights that Jeremy will cover in more detail. We continue to engage in strategies that we believe will create long-term value. During the quarter, we announced the sale of a 1.65-acre parking lot adjacent to the Hilton St. Petersburg Bayfront to a condo developer for total consideration of $17.5 million to be paid over time. This price exceeded appraised value. Net proceeds from the first payment tranche resulted in $8.0 million of loan repayment. When finished, the project will provide upgraded covered parking for our hotel guests. Also, in October, we entered into a new franchise agreement with Marriott to convert our Crowne Plaza La Concha Key West to an Autograph Collection property by July 2022. The agreement includes a $13.7 million property improvement plan, of which approximately $7.8 million is incremental and we believe should yield a 19% unlevered internal rate of return. We anticipate the conversion will create a distinctive style for the hotel that is commensurate with the upper upscale/luxury Autograph product. With its prime location in Old Town Key West, the upbranding of this landmark hotel should elevate the property’s performance in this very attractive, high-barrier-to-entry, high-RevPAR market. During the quarter, we also announced a new franchise agreement for the 252-room Hilton Alexandria Old Town whereby the hotel transitioned from being Hilton-managed to being managed by Remington. We believe there is a valuation premium for franchised hotels, and it should be noted that this change did not result in a property improvement plan. Hilton Alexandria, La Concha, and Hilton St. Pete are excellent examples of how we go about unlocking embedded value in our portfolio.

As you can see, we have been extremely productive with our asset management efforts to create value. We leave no stone unturned when it comes to seeking ways to drive better operating performance. We also have several value-enhancing initiatives underway involving ancillary income, cost controls, rebranding, and room additions. Jeremy will provide more details on our efforts later.

As for our balance sheet strategy, we believe in the benefits of an appropriate amount of non-recourse, property-level financing to enhance equity returns. We have a targeted range of net debt to gross assets of 55-60%, and we anticipate returning to that range over time. In fact, we are working to make progress given that most of our recent sales proceeds were applied to reduce outstanding loan balances. Our loans are mainly floating rate which we believe provides a natural hedge to our cash flows and positions us to benefit from recent interest rate movements. With LIBOR currently at 1.61% and a more attractive forward LIBOR curve in 2020, every 50bps reduction in LIBOR would result in approximately $19 million of annual interest savings based upon our current capital structure. In addition, with all of our recent refinancing activity, we believe we have an attractive, well-laddered maturity schedule.

We also seek to maintain a high cash and cash equivalents balance between 25% and 35% of our equity market capitalization for financial flexibility. We are currently well in excess of that target and note that this cash balance can provide a hedge during uncertain economic times, as well as the requisite funds to capitalize on attractive investment opportunities. As of the fourth quarter of 2019, our net working capital totaled $331 million, equating to approximately $2.67 per share, which represents a significant 120% of our current share price as of yesterday’s close. This is really remarkable when you consider that on top of this net working capital, we have a valuable portfolio of 117 high quality predominantly upper upscale hotels.

To help address what we see as an intrinsic value gap, we continue to be active with our investor outreach efforts. During the quarter, we held a well-attended Investor Day in New York and also attended several conferences and had numerous investor meetings. During 2020, we remain committed to expanding our efforts to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Ashford Trust. We look forward to speaking with many of you during upcoming events. We also recently updated our website with a new and improved Investor section. The new website is meant to feature our high-quality portfolio and provide easy-to-find resources for investors. You can visit our website at www.ahtreit.com, and we hope you find it to be a useful research tool.

Lastly, we understand that many investors are focused on the coronavirus. Thus far, we calculate an approximate $550,000 impact to date, however this number is increasing. If the virus is not contained and travel patterns change, we would expect a greater impact on our operating performance.

In summary, we remain committed to generating solid operating performance, completing opportunistic transactions, and proactively managing our balance sheet. We believe we have multiple core competitive advantages that should lead to outperformance and that make Ashford Trust an extremely attractive long-term investment. For example, our investment focus is predominantly on upper upscale, full-service hotels, but we also have balance in our portfolio given that we own select-service hotels as well. With respect to our asset management initiatives, we remain diligent in exploring ways to increase profitability and create more value in our existing assets. Our affiliate companies are high-quality service providers that seek to maximize the value of our assets and improve guest satisfaction. Adding to the list of competitive advantages is our capital markets execution given that we believe we have proven our financial expertise over multiple cycles. With our approximately 17% insider ownership, we believe we have tremendous alignment with our shareholders, which encourages us to think and act like owners to maximize long-term total shareholder returns.

I will now turn the call over to Deric to review our third quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Douglas.

For the fourth quarter of 2019, we reported a net loss attributable to common stockholders of $38.8 million, or $0.39 per diluted share. For the full year of 2019, we reported a net loss attributable to common stockholders of $156.2 million or $1.58 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.22, which represents a 22% increase over the prior-year quarter. For the full year of 2019, we reported AFFO per diluted share of $1.22.

Adjusted EBITDAre totaled $89.1 million for the quarter, while Adjusted EBITDAre for the full year was $425.0 million.

At the end of the fourth quarter, we had $4.1 billion of mortgage loans with a blended average interest rate of 5.1%. Our loans were 9% fixed rate and 91% floating rate. We focus on floating rate financing as we believe it has several benefits. As Douglas mentioned, we also believe we have a well-laddered, attractive maturity schedule with a weighted average maturity of 4.8 years assuming all loans are fully extended. Our loans are non-recourse, and we have no corporate loans. When you see loans in our tables that have extension options, most of those extensions have no tests in order to extend, except that we purchase an interest rate cap and that the loan be in good standing. That’s why we include another schedule in our earnings release which shows our maturities assuming all extension options are exercised. I will also point out that we have interest rate caps in place on almost all of our loans to protect us against any sort of spike in rates. Additionally, the current forward LIBOR curve shows LIBOR coming down through the remainder of 2020 which would potentially lower our interest costs even further.

Looking at our cash and net working capital, we ended the fourth quarter with $262 million of cash and cash equivalents and net working capital of $331 million.

As of December 31, 2019, our portfolio consisted of 117 hotels with 24,916 net rooms.

Our share count at quarter end stood at 124.0 million fully diluted shares outstanding, which is comprised of 102.1 million shares of common stock and 21.9 million OP units.

With regard to dividends, the Board of Directors declared a fourth-quarter 2019 cash dividend of $0.06 per share, or $0.24 on an annualized basis.

In October, we entered into a stock purchase agreement with Ashford Inc. Under the agreement, Ashford Inc. purchased 393,077 shares of its common stock, resulting in total proceeds of approximately $11.8 million to the Company. The purchase price reflected a premium of approximately 20% based on the price of Ashford Inc. common stock on October 1, 2019. On November 5, 2019, we distributed the remaining 205,086 shares of our Ashford Inc. common stock on a pro-rata basis to Ashford Trust common shareholders and unitholders.

During the quarter, the Company amended and extended its mortgage loan for the 140-room Hotel Indigo Atlanta in Atlanta, Georgia, which had an existing outstanding balance of $16.0 million, a floating interest rate of LIBOR + 2.90%, and a final maturity date in May 2022. The amended, non-recourse loan totals $16.1 million and has a three-year initial term with two one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only for the initial term with 1% annual amortization payments during the extension periods. The loan provides for a floating interest rate of LIBOR + 2.25%.

Subsequent to quarter end, the Company refinanced its mortgage loan for the 226-room Le Pavillon Hotel in New Orleans, Louisiana, which had an existing outstanding balance of approximately $43.8 million, a floating interest rate of LIBOR + 5.10%, and a final maturity date in June 2020. The new, non-recourse loan totals $37 million and has a three-year initial term with two one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only for the first four years with $200,000 quarterly amortization payments in the fifth year. The loan provides for a floating interest rate of LIBOR + 3.40%.

This concludes our financial review, and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio grew 0.7% during the fourth quarter of 2019. Comparable RevPAR for those hotels not under renovation grew 1.2%. This growth represents a 0.5 percentage-point gain and a 0.2 percentage-point gain relative to the total United States and the upper upscale chain scale nationally, respectively. For full-year 2019, Comparable RevPAR for the entire portfolio grew 1.4%. During the fourth quarter, Comparable Hotel EBITDA decreased 2.2%. For full-year 2019, Comparable Hotel EBITDA grew $2.4 million. PG&E power issues impacting our northern California assets, and the shift of the Jewish holiday from September 2018 to primarily October 2019, impacted performance during the quarter.

I want to update you on the performance of some of our most recent acquisitions, which were acquired in combination with funds from the Enhanced Return Funding Program with our advisor, Ashford Inc. First is the acquisition of the Embassy Suites New York Manhattan Times Square in January 2019. Comparable RevPAR during the fourth quarter grew 3.7% at this hotel, which represents an increase of 8.6 percentage points relative to the hotel’s competitors. Occupancy for the quarter finished at 98.0%. A healthier mix of sales-shifting away from the more cost-conscious customer segments-led to BAR, Consortia, and Corporate growing 18% in occupancy for the quarter. For full-year 2019, Comparable RevPAR grew 16.5%, representing increases of 20.0 percentage points and 18.8 percentage points relative to the New York market and the upscale chains and above hotels in the Midtown South submarket, respectively. Our property manager, Remington, successfully implemented a number of revenue enhancement initiatives which led to Hotel EBITDA growth of $1.7 million, or 24.8%. We plan to build on the success experienced since the property’s opening in early 2018 and to continue to outperform the market and the hotel’s competitors.

Another ERFP acquisition success story has been La Posada de Santa Fe, which is a hotel in Marriott’s Tribute Portfolio that we acquired in October 2018. During the fourth quarter, Comparable RevPAR grew 17.3%. We drove retail occupancy at this property, seeing strong contributions from film crews, while also limiting discounts in order to drive rate, which grew 11.0%. The fourth-quarter RevPAR growth represents 13.9 and 12.5 percentage-point growth relative to the New Mexico North market and the hotel’s competitors, respectively. For full-year 2019, Comparable RevPAR increased 13.9%. This growth represents increases of 11.7 and 10.0 percentage points compared to the same benchmarks previously mentioned. During the fourth quarter, in addition to realizing strong revenue growth, we also saw a $209,000, or 22.0%, increase in Hotel EBITDA, with Hotel EBITDA margin increasing 9.9%. For full-year 2019, Hotel EBITDA grew by $850,000, or 25.8%, with Hotel EBITDA margin growing 13.0%.

Following the favorable performance of our recent acquisitions, I want to call attention to the diversity of our portfolio and how we see this mix as a benefit, especially given where we are in the current cycle. During the fourth quarter, industry-wide RevPAR for the Top 25 Markets grew 0.3%, while RevPAR growth for All Other Markets in the United States was up 0.8%. We expect our RevPAR performance to continue to benefit from the diversity of our portfolio, especially from those hotels outside the Top 25 Markets.

I will now highlight a number of specific steps we are taking in order to drive ancillary revenue and implement cost-saving initiatives. The following list is meant to be illustrative but not exhaustive. First, we have analyzed our hotels’ competitors to find opportunities in our restaurant and banquet prices, which led us to roll out price increases at many of our properties during last summer. Second, we are focused on directing eCommerce spending to various digital programs to increase visibility and advertising to the leisure and group segments. For example, in the group segment, we are working diligently to increase exposure to group leads. Third, we are reviewing our portfolio for additional outdoor advertising and antenna revenue opportunities. Lastly, we have added historic hotel fees at some properties and have developed a proprietary retail pricing tool.

In terms of cost management, we are utilizing programs to introduce more efficient methodologies of performing work duties to reduce payroll hours. To save costs and reduce environmental waste, we have added wall-mounted soap and shampoo dispensers in the guest bathrooms of our independent hotels. Additionally, we have shut down pools where appropriate, and outsourced airport transportation. And lastly, we continue to complete operational deep dives at our properties to ensure expenses are at the proper levels. Given all of the efforts mentioned above, we are proud to say Comparable Total Hotel Revenue, excluding Rooms Revenue, increased $12.4 million, or 4.2%, during the full-year 2019.

During 2019, we also invested opportunistically in our portfolio to maintain competitiveness. In total, we spent approximately $159 million in capital expenditures during the year. This spend is down significantly from what we spent in 2018 and previous years. Looking ahead to 2020, we anticipate spending approximately $125-$145 million in capital expenditures during the year, exclusive of capital expenditures funded with insurance proceeds. Additionally, we are continuously identifying opportunities to create value throughout our portfolio, including adding 4 keys at the Hilton Boston Back Bay, 3 keys at the Renaissance Nashville, 2 keys at the Marriott Bridgewater, and 2 keys at the Marriott Fremont, as well as capitalizing on projects to reduce energy consumption.

That concludes our prepared remarks, and we will now open up the call for Q&A.

Douglas Kessler
Thank you for joining today’s call, and we look forward to speaking with you again next quarter.